SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                     ______________________
                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                     DETECTION SYSTEMS, INC.
     (Exact name of registrant as specified in its charter)

          NEW YORK                           16-0958589
(State or other jurisdiction of              (IRS Employer
incorporation or organization)               Identification No.)

                      130 PERINTON PARKWAY
                    FAIRPORT, NEW YORK 14450
                          716-223-4060
  (Address, including zip code, and telephone number including area code, of registrant's principal executive office)
             ______________________________________
                  Frank J. Ryan, Vice President
         130 Perinton Parkway, Fairport, New York 14450
                          716-223-4060
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
             ______________________________________
                Copies of all communications to:

                      Justin P. Doyle, Esq.
               Nixon, Hargrave, Devans & Doyle llp
     Clinton Square, Suite 1300, Rochester, New York  14604
             ______________________________________
Approximate date of commencement of proposed sale to the public:
At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: _X__

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration
statement for the same offering.___    ___________

If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ___
__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 CALCULATION OF REGISTRATION FEE

Title of Each      Amount to      Proposed Maximum   Proposed Maximum
Class of Securi-   be registered  Offering Price     Aggregate
ties to be                        share*             Offering price*
Registered

Common shares      124,286 shares   $20.375          $2,532,327
par value $.05

Title of Each      Amount of
Class of           Registration Fee
Securities to be
Registered

Common Shares      $767.37
par value $.05

*Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on November 1, 1996, as reported on the Nasdaq Stock Market.

The Index to Exhibits is located at Page II-6.


               PROSPECTUS DATED NOVEMBER 15, 1996

                     DETECTION SYSTEMS, INC.
                      124,286 Common Shares
                   Par Value of $.05 Per Share


This Prospectus relates to up to 124,286 shares of common stock (the "Shares") of Detection Systems, Inc., a New York corporation (the "Company"), all of which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares. The Shares, which are restricted stock, are being registered as a result of agreements pursuant to which the Company granted the Selling Shareholders certain registration rights with respect to the Shares.

The Shares are traded on the Nasdaq Stock Market. The average of the high and low prices of the Shares as reported on the Nasdaq Stock Market on November 7, 1996 was $20.375 per share. The Company will bear the costs relating to the registration of the Shares, which are estimated to be approximately $7,250.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 15, 1996.


                   AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company, the address of which is http://www.sec.gov. The Company's Shares are listed on the Nasdaq Stock Market. In addition to the addresses listed above, reports, proxy statements, and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, 2nd Floor, Washington, D.C. 20006.

This Prospectus constitutes a part of the Registration Statement which the Company has filed with the Commission under the 1933 Act, with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


The following documents filed by the Company with the Commission, as they may have been amended, are incorporated by reference in this Prospectus:

1.   The Company's Annual Report on Form 10-K for the year ended
     March 31, 1996.

2.   The Company's Proxy Statement for its Annual Meeting held
     August 20, 1996.

3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

5.   The description of the Company's Common Stock contained in
     Exhibit 4 to the Company's 1993 Annual Report on Form 10-K
     (File No. 0-8125).


All documents filed by the Company pursuant to Sections 13(a), 13(c), and 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby, as they may be amended, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

The Company undertakes to provide without charges to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Ella D. Gardner, Controller, Detection Systems, Inc., 130 Perinton Parkway, Fairport, New York 14450, telephone number (716) 223-4060.

                        THE COMPANY

Detection Systems, Inc. designs, manufactures and markets electronic detection, fire and access control and communication equipment for the electronic protection industry.


                    SELLING SHAREHOLDERS

All of the Shares described in this Prospectus will be beneficially owned immediately after registration by the holders listed below ("Selling Securityholders").

Name of Selling       Shares Owned     Shares       Shares Owned
Shareholders (1)      Prior Offering   Offered      After
Offering(2)
---------------       --------------   -------      ----------------

Chase Manhattan             32,000      32,000            -0-
Bank NA
Trustee for IBM
Corp. Retirement
Plan Trust Dtd
12/18/45

Bankers Trust               44,000      44,000            -0-
trustee for Chrysler
Corp. Emp #1 Pension
Plan Dtd 4/1/89

State Street Bank           28,000      28,000            -0-
Cust for GE Pension
Trust

The Equity Group Inc.       10,000(3)   10,000(3)         -0-
919 Third Avenue
New York, NY 10022

Mellon Bank NA               8,000       8,000            -0-
trustee for NYNEX
Master Pension Trust
Dtd 1/1/84

Boston Safe Deposit &        2,286       2,286            -0-
Trust Co. for Thermo
Electron Corp Pension
Plan

(1)None of the Selling Securityholders held any office with the Company during the last three years.

(2)All amounts are less than 1% of the issued and outstanding shares of common stock of the Company.

(3)Represents shares which may be acquired upon exercise of a warrant.


                      PLAN OF DISTRIBUTION

The distribution of the Shares by the Selling Securityholders may be effected from time to time in one or more transactions on The NASDAQ Stock Market, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in negotiated transactions (including, without limitation, privately negotiated transactions), through the writing of options on the Shares, or through the issuance of other securities convertible into shares of the Shares (whether such options or other securities are listed on an options or securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Any or all of the Shares may be sold from time to time to purchasers directly by a Selling Securityholder. Sales of Shares also may be made pursuant to Rules 144, 144A or 904 of the Securities Act, provided that the requirements of such rules, including, without limitation, any applicable holding periods and manner of sale requirements, are met. Alternatively, a Selling Securityholder may from time to time offer any or all of the Shares through underwriters, dealers, brokers or agents, including in transactions in which any such underwriters, dealers, brokers or agents solicit purchasers, in block transactions or in transactions in which any such underwriters, dealers, brokers, or agents will attempt to sell such shares of Shares as an agent but may resell such shares of Shares as a principal pursuant to this Prospectus.

Any underwriters, dealers, brokers or agents participating in the distribution of the Shares offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Shares for whom they may act as agents (which compensation may be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of shares of the Shares may be deemed to be underwriting compensation. Additionally, the Selling Securityholders may pledge shares of the Shares, and in such event agents or dealers may acquire the shares of the Shares or interests therein, and may, from time to time, effect distribution of shares of the Shares or interests in such capacity.

At the time any underwritten or coordinated distribution of the Shares is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate number of shares of Shares being offered and the terms of the offering, including the name or names of any participating Selling Securityholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.


                          LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for Detection Systems, Inc. by Nixon, Hargrave, Devans & Doyle llp, Clinton Square, Suite 1300, Rochester, New York 14604.


                             EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of March 31, 1996 and 1995 and each of the three years in the period ended March 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


      DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                 FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, offices, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                        TABLE OF CONTENTS


Available Information                                   3
Incorporation of Certain Information by Reference       3
The Company                                             4
Selling Shareholders                                    5
Legal Matters                                           6
Experts                                                 6
Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities                      8
Information Not Required in Prospectus               II-1
Signatures                                           II-5
Index to Exhibits                                    II-6


                              II-1

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

SEC Registration Fee   $767

Accountant's Fees    $1,000

Legal Fees           $5,000

Miscellaneous          $500

Total                $7,267


Item 15. Indemnification of Directors and Officers

The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.


                           II-2

Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

Article V, Section 2 of the Company's By-Laws contains provisions requiring indemnification by the Company of its directors and officers against certain liabilities and expenses which they may incur as directors and officers of the Company or of certain other entities in accordance with Sections 722-723 of the BCL.

Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Company maintains insurance coverage under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.


The directors and officers of Detection Systems are entitled to indemnification by each Selling Shareholder against any cause of action, loss, claim, damage or liability to the extent it arises out of or is based upon the failure of the Selling Shareholder to comply with the Prospectus delivery requirements under the federal securities law or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Detection Systems by such Selling Shareholder or such underwriter.

                                 II-3


Item 16.   List of Exhibits

The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17.   Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act if 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                             II-4

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York on November 7, 1996.

                              DETECTIONS SYSTEMS, INC.


                              ____________________________
                              s/Karl H. Kostusiak
                              Chairman and CEOr



POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitute and appoints Karl H. Kostusiak and Frank J. Ryan, and either of them, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Dated:  November 7, 1996      s/Karl H. Kostusiak

Dated:  November 7, 1996      s/David B. Lederer

Dated:  November 7, 1996      s/Donald R. Adair

Dated:  November 7, 1996      s/Mortimer B. Fuller III

Dated:  November 7, 1996      s/Edward C. McIrvine


                              II-6

                        INDEX TO EXHIBITS

Exhibit No.           Description       Location

4.1  Certificate of Incorporation       Incorporated by
                                        reference to Exhibit 3(a)
                                        to the registrant's
                                        1993 Annual Report
                                        on Form 10-K

4.2  By-laws                            Incorporated by
                                        reference to Exhibit 3(b)
                                        to the registrant's
                                        1993 Annual Report
                                        on Form 10-K

5    Opinion of Counsel re: legality    Exhibit 5

     1996 Annual Report to Shareholders (1)

23.1 Consent of Price Waterhouse LLP    Exhibit 23
     as Independent Accountants

23.2 Consent of Nixon, Hargrave,
     Devans & Doyle LLP                 (2)

 24  Power of Attorney                  II-5

(1) Incorporated by reference to the registrant's Report on Form 10-K for the fiscal year ended April 30, 1996.

(2)  Contained within Exhibit 5.